Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2020 SECOND QUARTER RESULTS
CHICAGO, IL, July 21, 2020 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the second quarter of 2020. Net income applicable to common shares for the second quarter of 2020 was $17.8 million, or $0.16 per share, compared to $19.4 million, or $0.18 per share, for the first quarter of 2020, and $46.6 million, or $0.43 per share, for the second quarter of 2019.
Results for the second and first quarters of 2020 were impacted by the COVID-19 pandemic (the "pandemic") and governmental responses to it, resulting in higher provision for loan losses, as well as lower net interest and noninterest income. In addition, the adoption of the current expected credit losses ("CECL") accounting standard on January 1, 2020 added to the allowance for credit losses ("ACL") and impacted certain asset quality metrics and comparability to prior periods. Reported results for all periods were impacted by the Park Bank and Bridgeview Bank transactions in the first quarter of 2020 and the second quarter of 2019, respectively, including acquisition and integration related expenses, as well as operating income and expense.
SELECT SECOND QUARTER VS. FIRST QUARTER HIGHLIGHTS
•Generated EPS of $0.16, compared to $0.18 for the prior quarter, impacted by:
◦$0.17 per share, or $25 million, for the second quarter of 2020 and $0.19 per share, or $28 million, for the prior quarter of loan loss provision for the estimated impact of the pandemic on the ACL.
◦$0.02 per share, or $3 million, of pandemic expenses and fee assistance programs compared to $0.01 in the prior quarter.
◦$0.01 per share, or $1 million, for dividends on preferred stock issued in the second quarter of 2020.
◦$0.03 per share, or $5 million, of acquisition and integration related expenses, compared to $0.04 in the prior quarter.
•Reported pre-tax, pre-provision earnings, adjusted(1) of $63 million, down 12% from the prior quarter due primarily to the full quarter impact of the pandemic on noninterest income and noninterest expenses.
•Produced net interest income of $145 million at a net margin of 3.13%, down 41 basis points from the prior quarter, reflective of lower interest rates and the impact of the Paycheck Protection Program ("PPP") loans.
•Noninterest income decreased to $33 million, down 16% from the prior quarter, reflective of the impact of the pandemic on transaction volumes and fee assistance programs offered to clients.
•Controlled noninterest expense to average assets of 2.32%, down 24 basis points from the prior quarter.
•Grew loans to $15 billion, up 7% from March 31, 2020, impacted by $1.2 billion of PPP loans at June 30, 2020.
•Consistent underlying credit performance compared to the prior quarter:
◦Expanded the ACL to 1.66% of total loans, 1.80% excluding PPP loans, compared to 1.62% as of March 31, 2020.
◦Non-performing assets ("NPAs") to total loans plus foreclosed assets of 1.09%, compared to 1.24% at March 31, 2020.
◦Net loan charge-offs, ("NCOs"), of 0.36% of average loans, compared to 0.37% for the prior quarter.
•Increased total average deposits to $15 billion, up 14% from the prior quarter.
•Increased total capital to 13.70% of risk-weighted assets, up 170 basis points from the prior quarter, which benefited from the issuance of $230.5 million of 7.000% fixed rate preferred stock.
•Completed the conversion of Park Bank operating systems to the Company's operating platform.
"Performance for the quarter reflects the enormity of the times and the magnitude of underlying governmental policy response," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "This includes the adverse impact on revenues resulting from reduced business demand and lower rates as well as the cost of prudently building our allowance for credit losses and capital given the more challenged and volatile economic outlook."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

Mr. Scudder continued, "The character of our Company and our industry has shone throughout this crisis. I am proud of how our teams have risen to the challenge, working tirelessly to quickly adopt and modify products and services to help thousands of individuals and businesses to gain relief and access to governmental assistance, including more than $1.2 billion of PPP loans."
Mr. Scudder concluded, "It remains unclear how the duration and severity of the downturn, as well as the effectiveness of fiscal support, will shape future demand and asset quality. Importantly, with the support of a talented and engaged team and a strong capital foundation, we are well-positioned to deliver on our ongoing commitment to the financial success of our clients. As always, we remain focused on strategically investing in our infrastructure, processes and capabilities to continue to better and more efficiently serve our clients for the long-term benefit of our shareholders."

ISSUANCE OF PREFERRED STOCK
During the second quarter of 2020, the Company completed the issuance of $230.5 million of its 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and C. The Company received proceeds of $221.3 million, net of underwriting discounts and commissions and issuance costs. The Company expects to use the net proceeds for general corporate purposes.
COVID-19 PANDEMIC
As one of the largest independent banks in Chicago, our mission is to help clients achieve financial success. We are committed to using our strong capital levels and ample liquidity to provide maximum support to our clients and communities during this unprecedented time. The programs and services First Midwest is offering to clients include:
•Consumer, mortgage, and auto loan payment deferrals
•Small business payment deferrals
•Consumer and small business fee assistance programs
•Suspension of foreclosure and repossession actions
•Wide range of financial accommodations for our Commercial clients based on individual circumstances
•Ongoing participation in the PPP with $1.2 billion of loans funded to over 6,500 clients

In addition, First Midwest has committed $2.5 million from the First Midwest Charitable Foundation to support the immediate and long-term needs of the communities it serves.

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$646,887	$471	0.29	$164,351	$816	2.00	$210,322	$1,240	2.36
Securities(1)	3,357,984	21,040	2.51	3,066,574	20,757	2.71	2,631,437	18,423	2.80
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	154,678	368	0.95	126,643	1,387	4.38	87,815	757	3.45
Loans, excluding PPP loans(1)	13,729,250	135,952	3.98	13,073,752	148,420	4.57	12,022,470	158,442	5.29
PPP loans(1)	887,997	5,368	2.43	—	—	—	—	—	—
Total loans(1)	14,617,247	141,320	3.89	13,073,752	148,420	4.57	12,022,470	158,442	5.29
Total interest-earning assets(1)	18,776,796	163,199	3.49	16,431,320	171,380	4.19	14,952,044	178,862	4.80
Cash and due from banks	275,696			261,336			215,464
Allowance for loan losses	(224,519)			(179,392)			(108,698)
Other assets	2,040,133			1,891,557			1,681,240
Total assets	$20,868,106			$18,404,821			$16,740,050
Liabilities and Stockholders' Equity
Savings deposits	$2,246,643	99	0.02	$2,069,163	164	0.03	$2,079,852	346	0.07
NOW accounts	2,549,088	637	0.10	2,273,156	1,630	0.29	2,261,103	2,776	0.49
Money market deposits	2,663,622	1,157	0.17	2,227,707	3,099	0.56	1,907,766	3,041	0.64
Time deposits	2,539,996	8,184	1.30	2,932,466	12,224	1.68	2,849,930	13,153	1.85
Borrowed funds	2,466,300	3,156	0.51	2,007,700	5,841	1.17	1,025,351	4,459	1.74
Senior and subordinated debt	234,259	3,577	6.14	234,053	3,694	6.35	220,756	3,595	6.53
Total interest-bearing liabilities	12,699,908	16,810	0.53	11,744,245	26,652	0.91	10,344,758	27,370	1.06
Demand deposits	5,305,109			3,884,015			3,835,567
Total funding sources	18,005,017		0.38	15,628,260		0.69	14,180,325		0.77
Other liabilities	361,311			361,404			318,156
Stockholders' equity	2,501,778			2,415,157			2,241,569
Total liabilities and stockholders' equity	$20,868,106			$18,404,821			$16,740,050
Tax-equivalent net interest income/margin(1)		146,389	3.13		144,728	3.54		151,492	4.06
Tax-equivalent adjustment		(1,155)			(1,153)			(1,180)
Net interest income (GAAP)(1)		$145,234			$143,575			$150,312
Impact of acquired loan accretion(1)		$6,999	0.15		$6,946	0.17		$10,308	0.28
Tax-equivalent net interest income/ margin, adjusted(1)		$139,390	2.98		$137,782	3.37		$141,184	3.78
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the second quarter of 2020 was up 1.2% from the first quarter of 2020 and down 3.4% from the second quarter of 2019. The increase in net interest income compared to the first quarter of 2020 resulted primarily from the acquisition of interest-earning assets from the Park Bank transaction that closed in March 2020, interest income and fees on PPP loans, and lower costs of funds, partially offset by lower interest rates. Compared to the second quarter of 2019, the decrease in net interest income was driven primarily by lower interest rates, partially offset by growth in loans and securities, the acquisition of interest-earning assets from the Bridgeview Bank ("Bridgeview") transaction that closed in May 2019 and the Park transaction that closed in March 2020, and lower cost of funds.
Acquired loan accretion contributed $7.0 million, $6.9 million, and $10.3 million to net interest income for the second quarter of 2020, first quarter of 2020, and second quarter of 2019, respectively.

Tax-equivalent net interest margin for the current quarter was 3.13%, decreasing 41 and 93 basis points from the first quarter of 2020 and second quarter of 2019, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.98%, down 39 and 80 basis points from the first quarter of 2020 and second quarter of 2019, respectively. Compared to both prior periods, tax-equivalent net interest margin decreased as a result of lower interest rates on loans and securities, origination of PPP loans, as well as a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by lower cost of funds. Compared to the first quarter of 2020 the seasonal increase in municipal deposits contributed to the decline. In addition, the decrease in tax-equivalent net interest margin compared to the second quarter of 2019 was impacted by actions taken to reduce rate sensitivity.
For the second quarter of 2020, total average interest-earning assets rose by $2.3 billion and $3.8 billion from the first quarter of 2020 and second quarter of 2019, respectively. The increase compared to both prior periods resulted primarily from PPP loans, securities purchases, the Park Bank transaction, and a higher balance of other interest-earning assets. In addition, the increase in average interest-earning assets compared to the second quarter of 2019 was impacted by the assets acquired in the Bridgeview transaction, as well as loan growth.
Total average funding sources for the second quarter of 2020 increased by $2.4 billion and $3.8 billion from the first quarter of 2020 and second quarter of 2019, respectively. The increase compared to both prior periods resulted primarily from FHLB advances and deposit growth due to the Park Bank transaction as well as higher customer balances resulting from PPP funds and other government stimuli. In addition, the increase compared to the second quarter of 2019 was impacted by deposits assumed in the Bridgeview transaction.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Wealth management fees	$11,942	$12,361	$12,190	(3.4)	(2.0)
Service charges on deposit accounts	9,125	11,781	12,196	(22.5)	(25.2)
Mortgage banking income	3,477	1,788	1,901	94.5	82.9
Card-based fees, net	3,180	3,968	4,549	(19.9)	(30.1)
Capital market products income	694	4,722	2,154	(85.3)	(67.8)
Other service charges, commissions, and fees	2,078	2,682	2,783	(22.5)	(25.3)
Total fee-based revenues	30,496	37,302	35,773	(18.2)	(14.8)
Other income	2,495	3,065	2,753	(18.6)	(9.4)
Net securities losses	—	(1,005)	—	N/M	N/M
Total noninterest income	$32,991	$39,362	$38,526	(16.2)	(14.4)
N/M – Not meaningful.
Total noninterest income of $33.0 million was down 16.2% from the first quarter of 2020 and 14.4% from the second quarter of 2019. Compared to both prior periods, the decrease in wealth management fees was driven primarily by lower market conditions. The decrease in service charges on deposit accounts, net card-based fees, and other service charges, commissions, and fees compared to both prior periods was due primarily to the impact of lower transaction volumes and the fee assistance programs offered to our clients as a result of the pandemic.
Capital market products income decreased compared to both prior periods as a result of lower levels of sales to corporate clients in light of market conditions.
Mortgage banking income for the second quarter of 2020 resulted from sales of $168.7 million of 1-4 family mortgage loans in the secondary market, compared to $116.6 million and $93.5 million in the first quarter of 2020 and second quarter of 2019, respectively. In addition, compared to the first quarter of 2020 mortgage banking income was impacted by a lower level of decline in the fair value of mortgage servicing rights.
Net securities losses of $1.0 million were recognized during the first quarter of 2020 as a result of repositioning of the Company's securities portfolio due to market conditions.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Salaries and employee benefits:
Salaries and wages	$52,592	$49,990	$47,776	5.2	10.1
Retirement and other employee benefits	11,080	12,869	10,916	(13.9)	1.5
Total salaries and employee benefits	63,672	62,859	58,692	1.3	8.5
Net occupancy and equipment expense(1)	15,116	14,227	12,294	6.2	23.0
Technology and related costs(1)	9,853	8,548	7,128	15.3	38.2
Professional services(1)	8,880	10,390	9,624	(14.5)	(7.7)
Advertising and promotions	2,810	2,761	3,167	1.8	(11.3)
Net other real estate owned ("OREO") expense	126	420	294	(70.0)	(57.1)
Other expenses	14,624	12,654	12,987	15.6	12.6
Acquisition and integration related expenses	5,249	5,472	9,514	(4.1)	(44.8)
Delivering Excellence implementation costs	—	—	442	—	(100.0)
Total noninterest expense	$120,330	$117,331	$114,142	2.6	5.4
Acquisition and integration related expenses	(5,249)	(5,472)	(9,514)	(4.1)	(44.8)
Delivering Excellence implementation costs	—	—	(442)	—	(100.0)
Total noninterest expense, adjusted(2)	$115,081	$111,859	$104,186	2.9	10.5
(1) Certain reclassifications were made to prior year amounts to conform to the current year presentation.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense increased 2.6% from the first quarter of 2020 and 5.4% from the second quarter of 2019. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses and the second quarter of 2019 was impacted by costs related to implementation of the Delivering Excellence initiative. Excluding these items, noninterest expense for the second quarter of 2020 was $115.1 million, up 2.9% from the first quarter of 2020 and 10.5% from the second quarter of 2019. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans was well controlled at 2.32% for the second quarter of 2020, down 5% and 7% from the first quarter of 2020 and second quarter of 2019, respectively.
Operating costs associated with the Park Bank transaction completed late in the first quarter of 2020 contributed to the increase in noninterest expense compared to both prior periods. In addition, operating costs associated with the Bridgeview transaction contributed to the increase in noninterest expense compared to the second quarter of 2019. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, professional services, technology and related costs, and other expenses.
Compared to both prior periods, salaries and employee benefits was also impacted by merit increases and commissions resulting from sales of 1-4 family mortgage loans in the secondary market, partially offset by lower incentive compensation expenses. The increase in occupancy and equipment costs compared to both prior periods was also driven by expenses resulting from the pandemic. Technology and related costs compared to both prior periods was impacted by investments in technology, including the origination of PPP loans. Professional services decreased compared to both prior periods due to lower loan remediation expenses and higher prior period expenses associated with process enhancements and organizational growth. Compared to both prior periods, other expenses increased as a result of a valuation adjustment on a foreclosed asset.
Acquisition and integration related expenses for the second quarter of 2020 and first quarter of 2020 resulted from the acquisition of Park Bank and Bridgeview. For the second quarter of 2019, acquisition and integration related expenses resulted primarily from the acquisition of Bridgeview.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition(1)
(Dollar amounts in thousands)

	As of			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Commercial and industrial	$4,789,556	$5,064,295	$4,524,401	(5.4)	5.9
Agricultural	381,124	393,063	430,589	(3.0)	(11.5)
Commercial real estate:
Office, retail, and industrial	2,020,318	2,092,097	1,936,577	(3.4)	4.3
Multi-family	874,861	918,944	787,155	(4.8)	11.1
Construction	687,063	661,363	654,607	3.9	5.0
Other commercial real estate	1,475,937	1,415,892	1,447,673	4.2	2.0
Total commercial real estate	5,058,179	5,088,296	4,826,012	(0.6)	4.8
Total corporate loans, excluding PPP loans	10,228,859	10,545,654	9,781,002	(3.0)	4.6
PPP loans	1,179,403	—	—	N/M	N/M
Total corporate loans	11,408,262	10,545,654	9,781,002	8.2	16.6
Home equity	892,867	973,658	874,686	(8.3)	2.1
1-4 family mortgages	2,175,322	1,957,037	1,391,814	11.2	56.3
Installment	457,207	488,668	472,102	(6.4)	(3.2)
Total consumer loans	3,525,396	3,419,363	2,738,602	3.1	28.7
Total loans	$14,933,658	$13,965,017	$12,519,604	6.9	19.3

N/M – Not meaningful.
(1) Certain reclassifications were made to prior period amounts to conform to the current presentation.
Loan growth was positively impacted by the PPP loan program in the second quarter of 2020, which added $1.2 billion as of June 30, 2020. Excluding these loans, total loans decreased 1.5% from March 31, 2020. Excluding PPP loans and the loans acquired in the Park Bank acquisition in the first quarter of 2020, total loans grew 4.1% from June 30, 2019. Compared to both prior periods, corporate loans, excluding PPP loans were impacted by lower production and line usage and higher paydowns due to current economic conditions as a result of the ongoing pandemic.
Growth in consumer loans compared to both prior periods resulted primarily from strong production and purchases of 1-4 family mortgages, which more than offset higher prepayments. In addition, compared to the second quarter of 2019, purchases of home equity loans contributed to the increase.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Allowance for credit losses
ACL, excluding PCD loans	$203,243	$176,478	$106,929	15.2	90.1
PCD loan ACL	44,434	50,223	—	(11.5)	100.0
Total ACL	$247,677	$226,701	$106,929	9.3	131.6
Provision for credit losses	$32,649	$39,532	$11,491	(17.4)	184.1
ACL to total loans(1)	1.66%	1.62%	0.85%
ACL to total loans, excluding PPP loans(1)(2)	1.80%	1.62%	0.85%
ACL to non-accrual loans	177.98%	154.64%	168.45%
(1) Prior to the adoption of CECL on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
(2) This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The Company adopted CECL on January 1, 2020, which impacted both the level of ACL as well as other asset quality metrics due to the change in accounting for acquired purchased credit deteriorated ("PCD") loans. In addition, the Company participated in the PPP program, which resulted in $1.2 billion of loans originated in the second quarter of 2020 that are expected to be forgiven by the SBA. As a result, certain metrics are presented excluding PCD and PPP loans to provide comparability to prior periods.
The ACL was $247.7 million or 1.66% of total loans as of June 30, 2020, increasing $21.0 million and $140.7 million compared to March 31, 2020 and June 30, 2019, respectively. Excluding the impact of PPP loans, ACL to total loans was 1.80% as of June 30, 2020, up from 1.62% and 0.85% as of March 31, 2020 and June 30, 2019, respectively. As a result of the pandemic, a provision for loan losses of $25 million and $28 million was recorded in the second quarter and first quarter of 2020, respectively. Compared to June 30, 2019, adoption of the CECL accounting standard increased the ACL by $76 million, which included $32 million attributable to loans and unfunded commitments, $36 million for PCD acquired loans, and $8 million for non-PCD acquired loans. In addition, in the first quarter of 2020, $14.3 million in allowance for credit losses was established through the acquisition accounting adjustments for PCD loans acquired in the Park Bank acquisition along with an additional $1.7 million in provision for loan losses on non-PCD loans.

Asset Quality
(Dollar amounts in thousands)

	As of			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Asset quality
Non-accrual loans, excluding PCD loans(1)(2)	$94,044	$97,649	$63,477	(3.7)	48.2
Non-accrual PCD loans(1)	45,116	48,950	—	(7.8)	N/M
Total non-accrual loans	139,160	146,599	63,477	(5.1)	119.2
90 days or more past due loans, still accruing interest(1)	3,241	5,052	2,615	(35.8)	23.9
Total non-performing loans, ("NPLs")	142,401	151,651	66,092	(6.1)	115.5
Accruing troubled debt restructurings ("TDRs")	1,201	1,216	1,441	(1.2)	(16.7)
Foreclosed assets(3)	19,024	21,027	28,488	(9.5)	(33.2)
Total NPAs	$162,626	$173,894	$96,021	(6.5)	69.4
30-89 days past due loans(1)	$36,342	$81,127	$34,460
30-89 days past due loans, excluding PCD loans(1)(2)	$34,872	$75,581	$34,460
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.93%	1.05%	0.51%
Non-accrual loans to total loans, excluding PPP loans(1)(2)(4)	1.01%	1.05%	0.51%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(2)(4)	0.70%	0.71%	0.51%
Non-performing loans to total loans:
NPLs to total loans	0.95%	1.09%	0.53%
NPLs to total loans, excluding PPP loans(1)(2)(4)	1.04%	1.09%	0.53%
NPLs to total loans, excluding PCD and PPP loans(1)(2)(4)	0.72%	0.75%	0.53%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	1.09%	1.24%	0.77%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(2)(4)	1.18%	1.24%	0.77%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(2)(4)	0.87%	0.91%	0.77%
N/M – Not meaningful.
(1) Prior to the adoption of CECL on January 1, 2020, purchased credit impaired ("PCI") loans with an accretable yield were considered current and were not included in past due loan totals. In addition, PCI loans with an accretable yield were excluded from non-accrual loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals. In addition, an ACL is established as of the acquisition date or upon the adoption of CECL for loans previously classified as PCI, as PCD loans are no longer recorded net of a credit-related acquisition adjustment.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(4) This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
NPAs represented 1.09% of total loans and foreclosed assets at June 30, 2020 compared to 1.24% and 0.77% at March 31, 2020 and June 30, 2019, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.87% at June 30, 2020, compared to 0.91% at March 31, 2020 and 0.77% at June 30, 2019, reflective of normal fluctuations that occur on a quarterly basis. The increase from June 30, 2019 occurred within non-accrual loans and is isolated to certain credits for which the Company has remediation plans in place.

Total 30-89 days past due loans, excluding PCD loans of $34.9 million decreased by $40.7 million from March 31, 2020 and were consistent with June 30, 2019. Reported levels at March 31, 2020 were elevated largely due to timing as renewal and payment activity on two loan relationships was delayed into the first week of April 2020.
Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2020	% of Total	March 31, 2020	% of Total	June 30, 2019	% of Total
Net loan charge-offs(1)
Commercial and industrial	$4,735	36.6	$4,680	38.7	$4,600	49.3
Agricultural	118	0.9	1,227	10.1	658	7.0
Commercial real estate:
Office, retail, and industrial	3,086	23.9	329	2.7	1,454	15.6
Multi-family	9	0.1	5	—	—	—
Construction	798	6.2	1,808	14.9	(10)	(0.1)
Other commercial real estate	19	0.1	164	1.4	284	3.0
Consumer	4,158	32.2	3,901	32.2	2,355	25.2
Total NCOs	$12,923	100.0	$12,114	100.0	$9,341	100.0
Less: NCOs on PCD loans(2)(3)	(3,833)	29.7	(1,720)	14.2	—	N/A
Total NCOs, excluding PCD loans(2)(3)	$9,090		$10,394		$9,341
Recoveries included in total NCOs	$1,311		$1,816		$2,083
Quarter-to-date(1)(4):
Net loan charge-offs to average loans	0.36%		0.37%		0.31%
Net loan charge-offs to average loans, excluding PPP loans(3)(5)	0.38%		0.37%		0.31%
Net loan charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.27%		0.32%		0.31%
Year-to-date(1)(4):
Net loan charge-offs to average loans	0.36%		0.37%		0.32%
Net loan charge-offs to average loans, excluding PPP loans(3)(5)	0.38%		0.32%		0.32%
Net loan charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.30%		0.32%		0.32%
N/A – Not applicable.
(1) Amounts represent charge-offs, net of recoveries.
(2) Prior to the adoption of CECL on January 1, 2020, the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, an ACL on PCD loans, including those previously identified as PCI, is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL.
(3) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(4) Annualized based on the actual number of days for each period presented.
(5) This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
NCOs to average loans, annualized was 0.36%, compared to 0.37% for the first quarter of 2020 and 0.31% for the second quarter of 2019. Excluding charge-offs on PCD and the impact of PPP loans on this metric, NCOs to average loans was 0.27% for the second quarter of 2020, down from 0.32% for the first quarter of 2020 and 0.31% for the second quarter of 2019.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			June 30, 2020 Percent Change From
	June 30, 2020	March 31, 2020	June 30, 2019	March 31, 2020	June 30, 2019
Demand deposits	$5,305,109	$3,884,015	$3,835,567	36.6	38.3
Savings deposits	2,246,643	2,069,163	2,079,852	8.6	8.0
NOW accounts	2,549,088	2,273,156	2,261,103	12.1	12.7
Money market accounts	2,663,622	2,227,707	1,907,766	19.6	39.6
Core deposits	12,764,462	10,454,041	10,084,288	22.1	26.6
Time deposits	2,539,996	2,932,466	2,849,930	(13.4)	(10.9)
Total deposits	$15,304,458	$13,386,507	$12,934,218	14.3	18.3
Total average deposits were $15.3 billion for the second quarter of 2020, up 14.3% from the first quarter of 2020 and 18.3% from the second quarter of 2019. Compared to both prior periods, the rise in total average deposits was impacted by higher deposits due to the Park Bank transaction in March 2020 as well as higher customer balances resulting from PPP funds and other government stimuli. The increase in total average deposits compared to the first quarter of 2020 was also impacted by the normal seasonal increase in municipal deposits. In addition, the increase compared to the second quarter of 2019 was impacted by deposits assumed in the Bridgeview transaction in May 2019.
CAPITAL MANAGEMENT
Capital Ratios

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Company regulatory capital ratios:
Total capital to risk-weighted assets	13.70%	12.00%	12.96%	12.57%
Tier 1 capital to risk-weighted assets	11.19%	9.64%	10.52%	10.11%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.70%	9.64%	10.52%	10.11%
Tier 1 capital to average assets	8.70%	8.60%	8.81%	8.96%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.32%	7.97%	8.81%	8.57%
Tangible common equity to tangible assets, excluding PPP loans	7.77%	7.97%	8.81%	8.57%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.17%	7.79%	8.82%	8.59%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets, excluding PPP loans	7.62%	7.79%	8.82%	8.59%
Tangible common equity to risk-weighted assets	9.61%	9.63%	10.51%	10.11%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Total and Tier 1 capital ratios increased compared to March 31, 2020 and June 30, 2019 as earnings and the issuance of preferred stock more than offset the impact of loan growth and securities purchases on risk-weighted assets. In addition, compared to June 30, 2019, all capital ratios were impacted by the approximately 50 basis point decrease due to the Park Bank acquisition, and 15 basis point decrease due to stock repurchases. The Company elected the five year CECL transition relief for regulatory capital which retained approximately 25 basis points of CET1 and tier 1 capital at June 30, 2020.
During the second quarter of 2020, the Company completed the issuance of $230.5 million of 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock through a Series A and Series C issuance. The Company received proceeds of $221.3 million, net of underwriting discounts and commissions and issuance costs.

The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the second quarter of 2020, which is consistent with the first quarter of 2020 and the second quarter of 2019. This dividend represents the 150th consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, July 22, 2020 at 11 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, investor.firstmidwest.com. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10145988 beginning one hour after completion of the live call until 9:00 A.M. (ET) on August 5, 2020. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2020, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, acquisition transactions, estimated synergies, cost savings and financial benefits of announced and completed transactions, growth strategies, including possible future acquisitions, and the continued or potential effects of the pandemic on our business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the pandemic, including its effects on our business, operations and employees, as well as on our customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2019, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, 30-89 days past due loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, return on average tangible common equity and pre-tax, pre-provision earnings, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (all periods), net securities losses (first quarter of 2020), and Delivering Excellence implementation costs (all periods in 2019). In addition, income tax expense and provision for loan losses are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, return on average tangible common equity, and pre-tax, pre-provision earnings may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes acquisition and integration related expenses and Delivering Excellence implementation costs. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, 30-89 days past due loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are expected to be forgiven by the Small Business Administration ("SBA") if employee retention criteria are met and funds are used for eligible expenses. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.

About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $13 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, eastern Iowa and other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer 708.831.7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications 708.831.7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Period-End Balance Sheet
Assets
Cash and due from banks	$304,445	$252,138	$214,894	$273,613	$199,684
Interest-bearing deposits in other banks	637,856	229,474	84,327	202,054	126,966
Equity securities, at fair value	43,954	40,098	42,136	40,723	40,690
Securities available-for-sale, at fair value	3,435,862	3,382,865	2,873,386	2,905,738	2,793,316
Securities held-to-maturity, at amortized cost	19,628	19,825	21,997	22,566	23,277
FHLB and FRB stock	148,512	154,357	115,409	112,845	109,466
Loans:
Commercial and industrial	4,789,556	5,064,295	4,481,525	4,570,361	4,524,401
Agricultural	381,124	393,063	405,616	417,740	430,589
Commercial real estate:
Office, retail, and industrial	2,020,318	2,092,097	1,848,718	1,892,877	1,936,577
Multi-family	874,861	918,944	856,553	817,444	787,155
Construction	687,063	661,363	593,093	637,256	654,607
Other commercial real estate	1,475,937	1,415,892	1,383,708	1,425,292	1,447,673
PPP loans	1,179,403	—	—	—	—
Home equity	892,867	973,658	851,454	833,955	874,686
1-4 family mortgages	2,175,322	1,957,037	1,927,078	1,686,967	1,391,814
Installment	457,207	488,668	492,585	491,427	472,102
Total loans	14,933,658	13,965,017	12,840,330	12,773,319	12,519,604
Allowance for loan losses	(240,052)	(219,948)	(108,022)	(109,028)	(105,729)
Net loans	14,693,606	13,745,069	12,732,308	12,664,291	12,413,875
OREO	9,947	9,814	8,750	12,428	15,313
Premises, furniture, and equipment, net	143,001	145,844	147,996	147,064	148,347
Investment in bank-owned life insurance ("BOLI")	299,649	298,827	296,351	297,610	297,118
Goodwill and other intangible assets	940,182	935,241	875,262	876,219	878,802
Accrued interest receivable and other assets	568,239	539,748	437,581	458,303	415,379
Total assets	$21,244,881	$19,753,300	$17,850,397	$18,013,454	$17,462,233
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$5,602,016	$4,222,523	$3,802,422	$3,832,744	$3,748,316
Interest-bearing deposits	10,055,640	9,876,427	9,448,856	9,608,183	9,440,272
Total deposits	15,657,656	14,098,950	13,251,278	13,440,927	13,188,588
Borrowed funds	2,305,195	2,648,210	1,658,758	1,653,490	1,407,378
Senior and subordinated debt	234,358	234,153	233,948	233,743	233,538
Accrued interest payable and other liabilities	391,461	336,280	335,620	345,695	332,156
Stockholders' equity	2,656,211	2,435,707	2,370,793	2,339,599	2,300,573
Total liabilities and stockholders' equity	$21,244,881	$19,753,300	$17,850,397	$18,013,454	$17,462,233
Stockholders' equity, excluding AOCI	$2,627,484	$2,400,384	$2,372,747	$2,332,861	$2,303,383
Stockholders' equity, common	2,425,711	2,435,707	2,370,793	2,339,599	2,300,573

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Income Statement
Interest income	$162,044	$170,227	$176,604	$181,963	$177,682	$332,271	$340,172
Interest expense	16,810	26,652	28,245	31,176	27,370	43,462	50,836
Net interest income	145,234	143,575	148,359	150,787	150,312	288,809	289,336
Provision for loan losses	32,649	39,532	9,594	12,498	11,491	72,181	21,935
Net interest income after provision for credit losses	112,585	104,043	138,765	138,289	138,821	216,628	267,401
Noninterest Income
Service charges on deposit accounts	9,125	11,781	12,664	13,024	12,196	20,906	23,736
Wealth management fees	11,942	12,361	12,484	12,063	12,190	24,303	23,790
Card-based fees, net	3,180	3,968	4,512	4,694	4,549	7,148	8,927
Capital market products income	694	4,722	6,337	4,161	2,154	5,416	3,433
Mortgage banking income	3,477	1,788	4,134	3,066	1,901	5,265	2,905
Other service charges, commissions, and fees	2,078	2,682	2,946	3,023	2,783	4,760	5,394
Total fee-based revenues	30,496	37,302	43,077	40,031	35,773	67,798	68,185
Other income	2,495	3,065	3,419	2,920	2,753	5,560	5,247
Net securities losses	—	(1,005)	—	—	—	(1,005)	—
Total noninterest income	32,991	39,362	46,496	42,951	38,526	72,353	73,432
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	52,592	49,990	53,043	50,686	47,776	102,582	93,911
Retirement and other employee benefits	11,080	12,869	9,930	10,795	10,916	23,949	22,154
Total salaries and employee benefits	63,672	62,859	62,973	61,481	58,692	126,531	116,065
Net occupancy and equipment expense	15,116	14,227	12,940	12,787	12,294	29,343	26,091
Professional services	8,880	10,390	10,949	8,768	9,624	19,270	16,711
Technology and related costs	9,853	8,548	7,429	6,960	7,128	18,401	13,398
Advertising and promotions	2,810	2,761	2,896	2,955	3,167	5,571	5,539
Net OREO expense	126	420	1,080	381	294	546	975
Other expenses	14,624	12,654	13,000	11,432	12,987	27,278	23,568
Acquisition and integration related expenses	5,249	5,472	5,258	3,397	9,514	10,721	13,205
Delivering Excellence implementation costs	—	—	223	234	442	—	700
Total noninterest expense	120,330	117,331	116,748	108,395	114,142	237,661	216,252
Income before income tax expense	25,246	26,074	68,513	72,845	63,205	51,320	124,581
Income tax expense	6,182	6,468	16,392	18,300	16,191	12,650	31,509
Net income	$19,064	$19,606	$52,121	$54,545	$47,014	$38,670	$93,072
Preferred dividends	(1,037)	—	—	—	—	(1,037)	—
Net income applicable to non-vested restricted shares	(187)	(192)	(424)	(465)	(389)	(379)	(792)
Net income applicable to common shares	$17,840	$19,414	$51,697	$54,080	$46,625	$37,254	$92,280
Net income applicable to common shares, adjusted(1)	21,777	24,272	55,807	56,803	54,091	46,049	102,709
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
EPS
Basic EPS	$0.16	$0.18	$0.47	$0.49	$0.43	$0.33	$0.86
Diluted EPS	$0.16	$0.18	$0.47	$0.49	$0.43	$0.33	$0.86
Diluted EPS, adjusted(1)	$0.19	$0.22	$0.51	$0.52	$0.50	$0.41	$0.96
Common Stock and Related Per Common Share Data
Book value	$21.23	$21.33	$21.56	$21.27	$20.80	$21.23	$20.80
Tangible book value	$13.00	$13.14	$13.60	$13.31	$12.86	$13.00	$12.86
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.28	$0.26
Closing price at period end	$13.35	$13.24	$23.06	$19.48	$20.47	$13.35	$20.47
Closing price to book value	0.6	0.6	1.1	0.9	1.0	0.6	1.0
Period end shares outstanding	114,276	114,213	109,972	109,970	110,589	114,276	110,589
Period end treasury shares	11,079	11,136	10,443	10,441	9,818	11,079	9,818
Common dividends	$16,015	$16,002	$15,404	$15,406	$15,503	$32,017	$28,340
Dividend payout ratio	87.50%	77.78%	29.79%	28.57%	32.56%	84.85%	30.23%
Dividend payout ratio, adjusted(1)	73.68%	63.64%	27.45%	26.92%	28.00%	68.29%	27.08%
Key Ratios/Data
Return on average common equity(2)	2.94%	3.23%	8.69%	9.22%	8.34%	3.08%	8.50%
Return on average common equity, adjusted(1)(2)	3.58%	4.04%	9.38%	9.68%	9.68%	3.81%	9.46%
Return on average tangible common equity(2)	5.32%	5.66%	14.37%	15.36%	13.83%	5.49%	14.11%
Return on average tangible common equity, adjusted(1)(2)	6.37%	6.94%	15.47%	16.10%	15.95%	6.65%	15.64%
Return on average assets(2)	0.37%	0.43%	1.16%	1.22%	1.13%	0.40%	1.16%
Return on average assets, adjusted(1)(2)	0.44%	0.53%	1.25%	1.28%	1.31%	0.49%	1.29%
Loans to deposits	95.38%	99.05%	96.90%	95.03%	94.93%	95.38%	94.93%
Efficiency ratio(1)	64.08%	60.21%	56.16%	53.54%	54.67%	62.12%	55.16%
Net interest margin(2)(3)	3.13%	3.54%	3.72%	3.82%	4.06%	3.33%	4.05%
Yield on average interest-earning assets(2)(3)	3.49%	4.19%	4.43%	4.60%	4.80%	3.82%	4.76%
Cost of funds(2)(4)	0.38%	0.69%	0.74%	0.82%	0.77%	0.52%	0.75%
Noninterest expense to average assets(2)	2.32%	2.56%	2.59%	2.43%	2.73%	2.43%	2.69%
Noninterest expense, adjusted to average assets, excluding PPP loans(1)(2)	2.32%	2.44%	2.47%	2.35%	2.50%	2.32%	2.52%
Effective income tax rate	24.49%	24.81%	23.93%	25.12%	25.62%	24.65%	25.29%
Capital Ratios
Total capital to risk-weighted assets(1)	13.70%	12.00%	12.96%	12.62%	12.57%	13.70%	12.57%
Tier 1 capital to risk-weighted assets(1)	11.19%	9.64%	10.52%	10.18%	10.11%	11.19%	10.11%
CET1 to risk-weighted assets(1)	9.70%	9.64%	10.52%	10.18%	10.11%	9.70%	10.11%
Tier 1 capital to average assets(1)	8.70%	8.60%	8.81%	8.67%	8.96%	8.70%	8.96%
Tangible common equity to tangible assets(1)	7.32%	7.97%	8.81%	8.54%	8.57%	7.32%	8.57%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.17%	7.79%	8.82%	8.50%	8.59%	7.17%	8.59%
Tangible common equity to risk- weighted assets(1)	9.61%	9.63%	10.51%	10.24%	10.11%	9.61%	10.11%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$19,475	$24,944	$29,995	$26,739	$19,809	$19,475	$19,809
Agricultural	8,494	5,823	5,954	6,242	6,712	8,494	6,712
Commercial real estate:
Office, retail, and industrial	26,342	26,107	25,857	26,812	17,875	26,342	17,875
Multi-family	2,132	2,688	2,697	2,152	5,322	2,132	5,322
Construction	18,640	18,764	152	152	152	18,640	152
Other commercial real estate	5,304	4,562	4,729	4,680	3,982	5,304	3,982
Consumer	13,657	14,761	12,885	10,915	9,625	13,657	9,625
Non-accrual, excluding PCD loans	94,044	97,649	82,269	77,692	63,477	94,044	63,477
Non-accrual PCD loans	45,116	48,950	—	—	—	—	—
Total non-accrual loans	139,160	146,599	82,269	77,692	63,477	94,044	63,477
90 days or more past due loans, still accruing interest	3,241	5,052	5,001	4,657	2,615	3,241	2,615
Total NPLs	142,401	151,651	87,270	82,349	66,092	97,285	66,092
Accruing TDRs	1,201	1,216	1,233	1,422	1,441	1,201	1,441
Foreclosed assets(5)	19,024	21,027	20,458	25,266	28,488	19,024	28,488
Total NPAs	$162,626	$173,894	$108,961	$109,037	$96,021	$117,510	$96,021
30-89 days past due loans	$36,342	$81,127	$31,958	$46,171	$34,460	$36,342	$34,460
Allowance for credit losses
Allowance for loan losses	$240,052	$219,948	$108,022	$109,028	$105,729	$240,052	$105,729
Reserve for unfunded commitments	7,625	6,753	1,200	1,200	1,200	7,625	1,200
Total ACL	$247,677	$226,701	$109,222	$110,228	$106,929	$247,677	$106,929
Provision for loan losses	$32,649	$39,532	$9,594	$12,498	$11,491	$72,181	$21,935
Net charge-offs by category
Commercial and industrial	$4,735	$4,680	$6,799	$5,532	$4,600	$9,415	$9,661
Agricultural	118	1,227	15	439	658	1,345	747
Commercial real estate:
Office, retail, and industrial	3,086	329	256	219	1,454	3,415	2,072
Multi-family	9	5	(439)	(38)	—	14	339
Construction	798	1,808	3	(2)	(10)	2,606	(10)
Other commercial real estate	19	164	13	(43)	284	183	473
Consumer	4,158	3,901	3,953	3,092	2,355	8,059	5,143
Total NCOs	$12,923	$12,114	$10,600	$9,199	$9,341	$25,037	$18,425
Less: NCOs on PCD loans	(3,833)	(1,720)	—	—	—	(5,553)	—
Total NCOs, excluding PCD loans	$9,090	$10,394	$10,600	$9,199	$9,341	$19,484	$18,425
Total recoveries included above	$1,311	$1,816	$2,153	$2,073	$2,083	$3,127	$3,776
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Asset quality ratios
Non-accrual loans to total loans	0.93%	1.05%	0.64%	0.61%	0.51%	0.93%	0.51%
Non-accrual loans to total loans, excluding PPP loans(6)	1.01%	1.05%	0.64%	0.61%	0.51%	1.01%	0.51%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.70%	0.71%	0.64%	0.61%	0.51%	0.70%	0.51%
NPLs to total loans	0.95%	1.09%	0.68%	0.64%	0.53%	0.95%	0.53%
NPLs to total loans, excluding PPP loans(6)	1.04%	1.09%	0.68%	0.64%	0.53%	1.04%	0.53%
NPLs to total loans, excluding PCD and PPP loans(6)	0.72%	0.75%	0.68%	0.64%	0.53%	0.72%	0.53%
NPAs to total loans plus foreclosed assets	1.09%	1.24%	0.85%	0.85%	0.77%	1.09%	0.77%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	1.18%	1.24%	0.85%	0.85%	0.77%	1.18%	0.77%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.87%	0.91%	0.85%	0.85%	0.77%	0.87%	0.77%
NPAs to tangible common equity plus ACL	9.38%	10.07%	6.79%	6.93%	6.28%	9.38%	6.28%
Non-accrual loans to total assets	0.66%	0.74%	0.46%	0.43%	0.36%	0.66%	0.36%
Allowance for credit losses and net charge-off ratios
ACL to total loans(7)	1.66%	1.62%	0.85%	0.86%	0.85%	1.66%	0.85%
ACL to non-accrual loans	177.98%	154.64%	132.76%	141.88%	168.45%	263.36%	168.45%
ACL to NPLs	173.93%	149.49%	125.15%	133.85%	161.79%	254.59%	161.79%
NCOs to average loans(2)	0.36%	0.37%	0.33%	0.29%	0.31%	0.36%	0.32%
NCOs to average loans, excluding PPP loans(2)	0.38%	0.37%	0.33%	0.29%	0.31%	0.38%	0.32%
NCOs to average loans, excluding PCD and PPP loans(2)	0.27%	0.32%	0.33%	0.29%	0.31%	0.30%	0.32%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans.
(7)Prior to the adoption of CECL on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans, which incorporated credit risk as of the acquisition date with no ACL being established at that time. As the acquisition adjustment was accreted into income over future periods, an ACL on acquired loans was established as necessary to reflect credit deterioration. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
EPS
Net income	$19,064	$19,606	$52,121	$54,545	$47,014	$38,670	$93,072
Dividends and accretion on preferred stock	(1,037)	—	—	—	—	(1,037)	—
Net income applicable to non- vested restricted shares	(187)	(192)	(424)	(465)	(389)	(379)	(792)
Net income applicable to common shares	17,840	19,414	51,697	54,080	46,625	37,254	92,280
Adjustments to net income:
Acquisition and integration related expenses	5,249	5,472	5,258	3,397	9,514	10,721	13,205
Tax effect of acquisition and integration related expenses	(1,312)	(1,368)	(1,315)	(849)	(2,379)	(2,680)	(3,301)
Net securities losses	—	1,005	—	—	—	1,005	—
Tax effect of net securities losses	—	(251)	—	—	—	(251)	—
Delivering Excellence implementation costs	—	—	223	234	442	—	700
Tax effect of Delivering Excellence implementation costs	—	—	(56)	(59)	(111)	—	(175)
Total adjustments to net income, net of tax	3,937	4,858	4,110	2,723	7,466	8,795	10,429
Net income applicable to common shares, adjusted(1)	$21,777	$24,272	$55,807	$56,803	$54,091	$46,049	$102,709
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	113,145	109,922	109,059	109,281	108,467	111,533	107,126
Dilutive effect of common stock equivalents	191	443	519	381	—	339	—
Weighted-average diluted common shares outstanding	113,336	110,365	109,578	109,662	108,467	111,872	107,126
Basic EPS	$0.16	$0.18	$0.47	$0.49	$0.43	$0.33	$0.86
Diluted EPS	$0.16	$0.18	$0.47	$0.49	$0.43	$0.33	$0.86
Diluted EPS, adjusted(1)	$0.19	$0.22	$0.51	$0.52	$0.50	$0.41	$0.96
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.28	$0.26
Dividend payout ratio	87.50%	77.78%	29.79%	28.57%	32.56%	84.85%	30.23%
Dividend payout ratio, adjusted(1)	73.68%	63.64%	27.45%	26.92%	28.00%	68.29%	27.08%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$17,840	$19,414	$51,697	$54,080	$46,625	$37,254	$92,280
Intangibles amortization	2,820	2,770	2,744	2,750	2,624	5,590	4,987
Tax effect of intangibles amortization	(705)	(693)	(686)	(688)	(656)	(1,398)	(1,247)
Net income applicable to common shares, excluding intangibles amortization	19,955	21,491	53,755	56,142	48,593	41,446	96,020
Total adjustments to net income, net of tax(1)	3,937	4,858	4,110	2,723	7,466	8,795	10,429
Net income applicable to common shares, adjusted(1)	$23,892	$26,349	$57,865	$58,865	$56,059	$50,241	$106,449
Average stockholders' common equity	$2,443,212	$2,415,157	$2,359,197	$2,327,279	$2,241,569	$2,429,184	$2,190,210
Less: average intangible assets	(934,022)	(887,600)	(874,829)	(877,069)	(832,263)	(910,811)	(817,915)
Average tangible common equity	$1,509,190	$1,527,557	$1,484,368	$1,450,210	$1,409,306	$1,518,373	$1,372,295
Return on average common equity(2)	2.94%	3.23%	8.69%	9.22%	8.34%	3.08%	8.50%
Return on average common equity, adjusted(1)(2)	3.58%	4.04%	9.38%	9.68%	9.68%	3.81%	9.46%
Return on average tangible common equity(2)	5.32%	5.66%	14.37%	15.36%	13.83%	5.49%	14.11%
Return on average tangible common equity, adjusted(1)(2)	6.37%	6.94%	15.47%	16.10%	15.95%	6.65%	15.64%
Return on Average Assets
Net income	$19,064	$19,606	$52,121	$54,545	$47,014	$38,670	$93,072
Total adjustments to net income, net of tax(1)	3,937	4,858	4,110	2,723	7,466	8,795	10,429
Net income, adjusted(1)	$23,001	$24,464	$56,231	$57,268	$54,480	$47,465	$103,501
Average assets	$20,868,106	$18,404,821	$17,889,158	$17,699,180	$16,740,050	$19,636,463	$16,206,906
Return on average assets(2)	0.37%	0.43%	1.16%	1.22%	1.13%	0.40%	1.16%
Return on average assets, adjusted(1)(2)	0.44%	0.53%	1.25%	1.28%	1.31%	0.49%	1.29%
Noninterest Expense to Average Assets
Noninterest expense	$120,330	$117,331	$116,748	$108,395	$114,142	$237,661	$216,252
Less:
Delivering Excellence implementation costs	—	—	(223)	(234)	(442)	—	(700)
Acquisition and integration related expenses	(5,249)	(5,472)	(5,258)	(3,397)	(9,514)	(10,721)	(13,205)
Total	$115,081	$111,859	$111,267	$104,764	$104,186	$226,940	$202,347
Average assets	$20,868,106	$18,404,821	$17,889,158	$17,699,180	$16,740,050	$19,636,463	$16,206,906
Less: average PPP loans	(887,977)	—	—	—	—	—	—
Average assets, excluding PPP loans	$19,980,129	$18,404,821	$17,889,158	$17,699,180	$16,740,050	$19,636,463	$16,206,906
Noninterest expense to average assets(2)	2.32%	2.56%	2.59%	2.43%	2.73%	2.43%	2.69%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.32%	2.44%	2.47%	2.35%	2.50%	2.32%	2.52%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Efficiency Ratio Calculation
Noninterest expense	$120,330	$117,331	$116,748	$108,395	$114,142	$237,661	$216,252
Less:
Net OREO expense	(126)	(420)	(1,080)	(381)	(294)	(546)	(975)
Acquisition and integration related expenses	(5,249)	(5,472)	(5,258)	(3,397)	(9,514)	(10,721)	(13,205)
Delivering Excellence implementation costs	—	—	(223)	(234)	(442)	—	(700)
Total	$114,955	$111,439	$110,187	$104,383	$103,892	$226,394	$201,372
Tax-equivalent net interest income(3)	$146,389	$144,728	$149,711	$152,019	$151,492	$291,117	$291,624
Noninterest income	32,991	39,362	46,496	42,951	38,526	72,353	73,432
Less: net securities losses	—	1,005	—	—	—	1,005	—
Total	$179,380	$185,095	$196,207	$194,970	$190,018	$364,475	$365,056
Efficiency ratio	64.08%	60.21%	56.16%	53.54%	54.67%	62.12%	55.16%
Pre-Tax, Pre-Provision Earnings
Net Income	$19,064	$19,606	$52,121	$54,545	$47,014	$38,670	$93,072
Income tax expense	6,182	6,468	16,392	18,300	16,191	12,650	31,509
Provision for credit losses	32,649	39,532	9,594	12,498	11,491	72,181	21,935
Pre-Tax, Pre-Provision Earnings	$57,895	$65,606	$78,107	$85,343	$74,696	$123,501	$146,516
Adjustments to pre-tax, pre- provision earnings:
Net securities losses	—	1,005	—	—	—	1,005	—
A&I related expenses	5,249	5,472	5,258	3,397	9,514	10,721	13,205
Delivering Excellence implementation costs(5)	—	—	223	234	442	—	700
Total adjustments	5,249	6,477	5,481	3,631	9,956	11,726	13,905
Pre-Tax, Pre-Provision Earnings, adjusted	$63,144	$72,083	$83,588	$88,974	$84,652	$135,227	$160,421

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Tangible Common Equity
Stockholders' equity, common	$2,425,711	$2,435,707	$2,370,793	$2,339,599	$2,300,573
Less: goodwill and other intangible assets	(940,182)	(935,241)	(875,262)	(876,219)	(878,802)
Tangible common equity	1,485,529	1,500,466	1,495,531	1,463,380	1,421,771
Less: AOCI	(28,727)	(35,323)	1,954	(6,738)	2,810
Tangible common equity, excluding AOCI	$1,456,802	$1,465,143	$1,497,485	$1,456,642	$1,424,581
Total assets	$21,244,881	$19,753,300	$17,850,397	$18,013,454	$17,462,233
Less: goodwill and other intangible assets	(940,182)	(935,241)	(875,262)	(876,219)	(878,802)
Tangible assets	$20,304,699	$18,818,059	$16,975,135	$17,137,235	$16,583,431
Less: PPP loans	(1,179,403)	—	—	—	—
Tangible assets, excluding PPP loans	$19,125,296	$18,818,059	$16,975,135	$17,137,235	$16,583,431
Risk-weighted assets	$15,458,361	$15,573,684	$14,225,444	$14,294,011	$14,056,482
Tangible common equity to tangible assets	7.32%	7.97%	8.81%	8.54%	8.57%
Tangible common equity to tangible assets, excluding PPP loans	7.77%	7.97%	8.81%	8.54%	8.57%
Tangible common equity, excluding AOCI, to tangible assets	7.17%	7.79%	8.82%	8.50%	8.59%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.62%	7.79%	8.82%	8.50%	8.59%
Tangible common equity to risk-weighted assets	9.61%	9.63%	10.51%	10.24%	10.11%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.